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                                                                       EXHIBIT 5

                       [LETTERHEAD OF LATHAM & WATKINS]


March 7, 2001

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1789

     Re:  Amgen Inc.
          Common Stock, par value $.0001 per share
          Registration on Form S-3
          ------------------------------------------


Ladies and Gentlemen:


     At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") and related Prospectus, which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of Common Stock, par value $.0001 per share (the "Shares"), to be sold by Amgen Inc. (the "Company") under the Amended and Restated 1997 Special Non-Officer Equity Incentive Plan and Amended and Restated 1991 Equity Incentive Plan (the "Plans"). We are familiar with the proceedings undertaken in connection with the authorization and proposed issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon the issuance of the Shares under the terms of the Plans and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and non-assessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement.


                                         Very truly yours,

                                         /s/ Latham & Watkins